Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP COMPLETES PRIVATE EXCHANGE OF A PORTION OF
ITS 8% SENIOR NOTES, ISSUES NEW TERM LOAN AND AMENDS CREDIT FACILITY
NEW ALBANY, OHIO, August 4, 2009 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced it has completed a private exchange with certain holders of its 8.0% Senior Notes due 2013 (the “8.0% Notes”) and entered into a new discounted Second Lien Term Loan (the “Second Lien Term Loan”). The Company also announced it has entered into a second amendment (the “Second Amendment”) to its asset based Loan and Security Agreement (the “Credit Facility”) with Bank of America, N.A.
Pursuant to the terms of the exchange, certain bondholders of the Company’s 8.0% Notes agreed to exchange approximately $52.2 million of 8.0% Notes for units consisting of approximately $42.1 million of new 11%/13% Third Lien Senior Secured Notes due February 2013 (the “Third Lien Notes”) and warrants to purchase 745 thousand shares of the Company’s common stock at an exercise price of $0.35 per share. Interest on the Third Lien Notes will be paid-in-kind through February 15, 2010 and may, at the Company’s option, be paid-in-kind through February 15, 2011 at an annual rate of 13.0%. Thereafter, interest will be paid in cash at an annual rate of 11.0%.
In addition, the Company entered into a new $16.8 million Second Lien Term Loan with certain of the exchanging bondholders for proceeds of approximately $13.1 million (representing a discount of approximately 21.9%). The Company will use these proceeds to reduce borrowings under the Credit Facility and to pay related transaction fees and expenses. The Second Lien Term Loan is due November 2012, and interest is payable in cash at an annual rate of 15.0%.
In connection with the exchange and the Second Lien Term Loan, the Company entered into the Second Amendment to its asset based Credit Facility. The Second Amendment includes a reduction in size of the commitment from $47.5 million to $37.5 million and provides that the Company need not comply with any minimum EBITDA requirement or fixed charge coverage ratio requirement for as long as the Company maintains at least $15.0 million of borrowing availability under the Credit Facility. If borrowing availability is less than $15.0 million for three consecutive business days, or less than $12.5 million on any one day, the Company will be required to comply with revised minimum EBITDA requirements for 2009 as set forth in the Second Amendment and a fixed charge coverage ratio for fiscal quarters ending on or after March 31, 2010, and will be required to continue to comply with these requirements until the Company has borrowing availability greater than $15.0 million for 60 consecutive days.
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Pursuant to the Second Amendment, the lender under the Credit Facility agreed to waive the covenant default resulting from the Company’s failure to be in compliance with the minimum EBITDA requirement as of June 30, 2009. The Company is in compliance with the Credit Agreement, as amended by the Second Amendment.
The indenture governing the Company’s 8.0% Notes was not amended in connection with these transactions.
As of August 4, 2009, after giving effect for the transaction, the Company did not have any outstanding borrowings under its Credit Facility, had approximately $1.7 million in letters of credit, and estimated it had approximately $20.8 million of availability under the Credit Facility, as amended by the Second Amendment, before triggering the requirement to comply with financial maintenance covenants.
“This revised structure provides us with the opportunity to bring in additional capital today and suspend the need to comply with certain financial maintenance covenants at the same time, which will help us bridge the gap toward market recovery,” stated Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. ” The combination of these transactions along with our recent cash management efforts has given us additional financial flexibility and we are pleased that we were able to successfully complete these transactions during such a period of economic uncertainty,” added Mr. Utrup.
The transaction was structured in a manner to expedite the process, limit overall transaction risk and minimize expenses. The Company paid approximately $3.1 million in one-time financing, legal and other fees and related expenses for all transactions described in this release.
The Company will file a Form 8-K with the United States Securities and Exchange Commission (SEC) that will contain additional information regarding the terms and conditions of the transactions described in this release. Please review this filing and other CVG SEC filings on the Company’s Web site at www.cvgrp.com.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
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Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to financial covenants, financial information and market conditions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2008 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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